HOME EQUITY ASSET TRUST 2006-5

__________________________________________

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Second Lien Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 2.1% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.

Total Number of Loans	279
Total Outstanding Loan Balance	$15,374,029*	Min	Max
Average Loan Current Balance	$55,104	$13,476	$178,176
Weighted Average Original Combined LTV (CLTV)	98.7%**
Weighted Average Coupon	10.97%	8.25%	14.00%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	10.97%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	652
Weighted Average Age (Months)	5
% First Liens	00.0%
% Second Liens	100.0%
% Arms	00.0%
% Fixed	100.0%
% of Loans with Mortgage Insurance	0.0%

*

Second lien loans will comprise approximately [$15,850,000] of the total [$850,000,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
8.25 - 8.50	8	498,227	3.2	8.46	99.8	704
8.51 - 9.00	11	560,016	3.6	8.88	99.4	701
9.01 - 9.50	13	773,696	5.0	9.40	99.6	661
9.51 - 10.00	50	2,538,108	16.5	9.91	99.0	657
10.01 - 10.50	42	2,258,036	14.7	10.34	98.6	652
10.51 - 11.00	38	2,388,485	15.5	10.85	98.9	651
11.01 - 11.50	24	1,169,267	7.6	11.37	99.0	644
11.51 - 12.00	36	2,180,071	14.2	11.87	97.8	649
12.01 - 14.00	57	3,008,123	19.6	12.82	98.5	635
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
565 - 575	3	130,874	0.9	12.90	100.0	568
576 - 600	7	419,353	2.7	10.85	93.4	594
601 - 625	30	1,739,178	11.3	11.03	98.9	613
626 - 650	149	7,842,641	51.0	11.46	98.4	640
651 - 675	38	2,184,627	14.2	10.42	99.5	661
676 - 700	26	1,565,824	10.2	9.85	99.4	689
701 - 725	13	748,022	4.9	10.10	100.0	712
726 - 750	7	357,200	2.3	10.17	99.1	741
751 - 775	4	253,463	1.6	10.29	100.0	755
776 - 795	2	132,847	0.9	9.88	100.0	794
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
13,476 - 50,000	141	5,028,351	32.7	11.16	98.0	647
50,001 - 100,000	125	8,689,323	56.5	10.98	99.0	649
100,001 - 150,000	11	1,315,630	8.6	10.39	100.0	685
150,001 - 178,176	2	340,725	2.2	10.17	97.6	672
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Original CLTV (%) *	Loans	Balance	Balance	%	%	FICO
26.81 - 50.00	1	37,578	0.2	11.95	26.8	595
60.01 - 65.00	1	63,983	0.4	12.30	62.3	636
65.01 - 70.00	1	34,952	0.2	9.90	67.4	661
80.01 - 85.00	1	43,963	0.3	10.25	80.2	645
85.01 - 90.00	4	146,529	1.0	10.75	89.2	632
90.01 - 95.00	33	1,897,917	12.3	11.07	95.0	645
95.01 - 100.00	238	13,149,108	85.5	10.95	99.9	654
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	143	7,395,004	48.1	11.35	98.9	649
0.50	2	106,105	0.7	12.77	100.0	635
1.00	9	760,572	4.9	10.96	99.3	654
2.00	100	5,839,642	38.0	10.51	98.7	657
3.00	25	1,272,707	8.3	10.72	97.4	651
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	145	7,949,433	51.7	10.28	99.2	654
Reduced	97	5,345,682	34.8	11.82	98.5	651
Stated Income / Stated Assets	35	1,941,384	12.6	11.38	98.0	648
No Income / No Assets	2	137,530	0.9	12.03	95.0	643
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	277	15,301,459	99.5	10.97	98.7	652
Second Home	1	46,464	0.3	10.63	95.0	646
Investor	1	26,107	0.2	13.25	95.0	641
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	56	4,460,084	29.0	10.32	98.9	656
Florida	42	2,251,846	14.6	11.16	98.7	660
Nevada	23	1,274,876	8.3	11.31	98.1	663
Illinois	16	879,624	5.7	10.86	98.3	658
Colorado	14	676,115	4.4	10.72	99.7	642
Texas	21	556,724	3.6	10.24	100.0	650
Michigan	11	549,856	3.6	11.60	98.4	640
New Jersey	9	528,043	3.4	12.03	97.1	641
Utah	11	481,572	3.1	11.09	99.2	646
Maryland	7	470,544	3.1	12.15	99.0	644
New York	6	434,683	2.8	11.73	99.0	642
Georgia	9	365,788	2.4	12.09	99.1	647
Arizona	9	356,436	2.3	10.10	100.0	662
Washington	5	311,614	2.0	10.80	91.1	655
Minnesota	4	270,589	1.8	10.78	100.0	645
Other	36	1,505,637	9.8	11.53	99.4	638
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	207	11,446,718	74.5	10.95	99.0	656
Refinance - Rate Term	27	1,416,618	9.2	11.53	99.1	633
Refinance - Cashout	45	2,510,692	16.3	10.73	97.2	645
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	235	12,999,265	84.6	10.85	98.7	656
Fixed Rate	44	2,374,764	15.4	11.61	98.8	631
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	213	11,421,563	74.3	11.01	98.8	650
Condo	33	1,844,349	12.0	10.77	99.3	661
PUD	24	1,454,764	9.5	10.87	98.0	655
2 Family	6	411,457	2.7	11.02	98.6	674
3-4 Family	3	241,896	1.6	11.13	96.6	639
Total:	279	15,374,029	100.0	10.97	98.7	652

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	CLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	274	15,055,648	97.9	10.97	98.7	652
60	2	104,540	0.7	10.41	99.7	646
120	3	213,842	1.4	11.09	97.7	638
Total:	279	15,374,029	100.0	10.97	98.7	652